Contacts:

Community Central Bank Corp. -Ray Colonius, SVP, CFO P:586 783 4500
Marcotte Financial Relations - Mike Marcotte P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
POSTS Q2 2004 EARNINGS               FOR IMMEDIATE RELEASE

              MOUNT CLEMENS, Mich., July 30, 2004 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted earnings for the second quarter ended June 30, 2004, David A. Widlak, President and Chief Executive Officer, reported today.

              Net income for the second quarter of 2004 was $106,000, or $0.04 per diluted share, down from $527,000, or $0.19 per diluted share for the second quarter 2003. Year to date net income was $654,000, or $0.23 per diluted share, as compared to $1,001,000, or $0.35 per diluted share, for the first six months of 2003.

              The decline in net income in the second quarter of 2004 was due to a larger than planned provision for credit losses. Quarterly net income would have been at record levels without this larger than planned provision.

              Mr. Widlak said, "The results posted for the second quarter were down from previous quarters due to a loan loss provision of $1.5 million. The larger provision was due primarily to one commercial loan relationship that accounted for $1 million of the total loan loss provision in the second quarter. The Bank is pursuing the borrower on fraud and other claims. The balance of the provisioning was attributed to the strong growth in the loan portfolio and continued monitoring of existing loans. We believe that our overall underwriting and credit standards are strong, as we continue to focus on small business lending and complimentary services. We are encouraged by the growth in our balance sheet, improvements in our net interest margin and enhancements in noninterest income and expense efficiencies, including mortgage-banking activities. Our commitment to our shareholders and customers remains as strong as ever to provide sound, value added, community banking services. As our net interest income continues to increase, we remain optimistic that we can achieve improved performance for the remainder of 2004."

              Net interest income was $2.9 million during the second quarter of 2004 a $694,000 or 31.0% increase over the second quarter 2003. The increase was attributable to an increased net interest margin, coupled with growth in earning assets. The net interest margin, as measured on a taxable equivalent basis, was

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Community Central Bank Corp.
Q2-2004 Results

3.25% for the second quarter of 2004, compared with 3.10% for the year ending December 31, 2003. The growth in total loans, coupled with a stable cost of funds, was a primary determinate for the growth in net interest margin.

              Noninterest income in the second quarter of 2004 of $1.7 million decreased $992,000 compared to the second quarter of 2003, primarily due to a decrease in mortgage originations and the corresponding level of gains on the sales of mortgages. Decreases in noninterest income were more than offset by decreases in noninterest expense. Noninterest expense in the second quarter of 2004 of $3.1 million decreased $1.0 million from the second quarter of 2003, largely due to decreases in mortgage origination commission expense.

              At June 30, 2004, the Corporation's total assets were $414.1 million, an increase of $56.2 million from December 31, 2003, or 15.7%. Total loans of $299.2 million have increased $28.4 million, or 10.5% during the first half of the year, with all categories of the loan portfolio posting increases. Total deposits of $310.3 million increased $54.9 million, or 21.5% from December 31, 2003. All deposit categories posted increases, with savings and time deposits accounting for $50.1 million of the total growth.

              Nonperforming loans represented 88 basis points of the total loan portfolio at June 30, 2004, which is a 10 basis point increase from last quarter, but remains consistent with peer group banks.

              Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens, and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations in Mount Clemens, Warren, Dearborn, Livonia, and Anchorville. The Corporation's common shares trade on the NASDAQ National Market under the symbol "CCBD".

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Community Central Bank Corp.
Q2-2004 Results

              Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, changes in interest rate and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q2-2004 Results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended June 30,		Six months ended June 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2004	2003	2004	2003
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$4,899	$4,033	$9,567	$7,886
Interest expense	1,963	1,791	3,868	3,556

Net Interest Income	2,936	2,242	5,699	4,330
Provision for credit losses	1,475	25	1,600	75

Net Interest Income after Provision	1,461	2,217	4,099	4,255
Noninterest income	1,730	2,722	3,328	4,238
Noninterest expense	3,136	4,174	6,623	7,061

Income before Taxes	55	765	804	1,432
Provision for income taxes	(51)	238	150	431

Net Income	$106	$527	$654	$1,001

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
PER SHARE DATA
Basic earnings per share	$0.04	$0.19	$0.23	$0.36
Diluted earnings per share	$0.04	$0.19	$0.23	$0.35
Book value per share at end of period	$8.26	$8.15	$8.26	$8.15
Diluted average shares outstanding (000's)	2,898	2,833	2,894	2,822
Actual shares outstanding at end of period (000's)	2,862	2,844	2,862	2,844

Outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q2-2004 Results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data- continued

Condensed Balance Sheet

	Unaudited June 30,	Audited December 31,
	2004	2003
	(In thousands)
Assets
Cash and equivalents	$36,029	$6,227
Investments	59,762	61,133
Residential mortgage loans held for sale	4,008	7,241
Total Gross Loans	299,262	270,828
Allowance for loan losses	(3,263)	(3,573)
Other Assets	18,317	16,020

Total Assets	$414,115	$357,876

Liabilities and stockholders' equity
Deposits	$310,256	$255,356
Repurchase Agreements	8,276	12,836
Federal Home Loan Bank Advances	60,374	54,374
Other Liabilities	1,261	1,534
Subordinated debentures	10,310	10,000
Stockholders' equity	23,638	23,776

Total Liabilities and stockholders' equity	$414,115	$357,876

OTHER DATA
Net interest margin (fully tax-equivalent)	3.25%	3.10%
Allowance for loan losses to total loans	1.09%	1.32%
Nonperforming loans to total loans	0.88%	0.18%
Nonperforming assets to total assets	0.80%	0.24%
Stockholders' equity to total assets	5.71%	6.64%
Tier 1 Leverage Ratio	8.03%	8.56%

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